                                                                     Exhibit 4.3

                            PHILIPS ELECTRONICS N.V.,
             (previously called N.V. Philips' Gloeilampenfabrieken)

                                     Issuer

                                       TO

                          MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK,

                                     Trustee

                                 --------------
                          FIRST SUPPLEMENTAL INDENTURE

                             Dated as of May 6, 1994

                                 --------------





                                 Debt Securities

      FIRST SUPPLEMENTAL INDENTURE, dated as of May 6, 1994, between PHILIPS ELECTRONICS N.V., a corporation duly organized and validly existing under the laws of The Netherlands (herein called "New Electronics" and previously called N.V. Philips' Gloeilampenfabrieken), having its principal office at Groenewoudseweg 1, 5621 BA Eindhoven, The Netherlands and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a banking corporation duly organized and existing under the laws of New York, as Trustee under the Indenture hereinafter defined (herein called the "Trustee").

                                    RECITALS

      Philips Electronics N.V., the parent company of N.V. Philips Gloeilampenfabrieken before the Merger (as hereinafter defined), has heretofore executed and delivered to the Trustee a certain indenture, dated as of August 1, 1993 (herein called the "Indenture"), pursuant to which one or more series of unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities") may be issued from time to time. All terms used in this First Supplemental Indenture which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

      Subsection (1) of Section 801 of the Indenture provides that the Company shall not merge into any other Person unless the Person into which the Company is merged shall expressly assume, by a supplement to the Indenture, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 1004 of the Indenture and subsection (3) of Section 801 of the Indenture) on all the Securities and the performance or observance of every covenant of the Indenture to be performed or observed by the Company.

      Subsection (1) of Section 901 of the Indenture provides that a Supplemental Indenture may be entered into by the Company when authorized by a Board Resolution, without the consent of any Holders, for the purpose of evidencing the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture.

      Simultaneously herewith, the Company has merged into its wholly owned subsidiary, New Electronics (the "Merger").

      The Company desires and hereby requests the Trustee to join with it in the execution and delivery of this First Supplemental Indenture.

      The Company has furnished the Trustee with (i) Opinions of Counsel stating that the execution of the First Supplemental Indenture is authorized or permitted by the Indenture, (ii) an Officers' Certificate stating that all conditions precedent provided for in the Indenture with respect to this First Supplemental Indenture have been complied with and (iii) a copy of the resolutions of the Board of Management of New Electronics certified by its Secretary pursuant to which New Electronics' execution and delivery of this First Supplemental Indenture has been authorized.

      All things necessary to make this First Supplemental Indenture a valid agreement between New Electronics and the Trustee and a valid supplement to the Indenture have been done.

            NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

            For and in consideration of the premises, the parties covenant and agree:

                  (1) New Electronics hereby expressly assumes the due and
            punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 1004 of the Indenture and subsection (3) of Section 801 of the Indenture) on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed.

                 (2) New Electronics hereby agrees to indemnify the Holder or the beneficial owner of each Security against (a) any tax, assessment or governmental charge imposed on any such Holder or the beneficial owner or required to be withheld or deducted from


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
         any payment to such Holder or the beneficial owner as a consequence of the Merger and (b) any costs or expenses of the act of the Merger.

                  (3) The Recitals herein contained are made by the Company and the Trustee shall have no responsibility therefor. The Trustee shall have no responsibility for the validity or sufficiency of this First Supplemental Indenture.

                  (4) No notation on Securities authenticated and delivered hereafter or exchange of new Securities for Outstanding Securities shall be required in respect of this First Supplemental Indenture.

                  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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
      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on behalf of each of them all as of the day and year first above written.

                                      PHILIPS ELECTRONICS N.V.
                                       (Previously called N.V. Philips'
                                               Gloeilampenfabrieken)

                                      By:       /s/ D.G. Eustace
                                         -----------------------
                                        Name:  D.G. Eustace
                                        Title: Executive Vice-President
                                               and Member of the Board
                                               of Management

                                      By:      /s/ F.P. Carrubba
                                         -----------------------
                                        Name:  F.P. Carrubba

                                        Title: Executive Vice-President
                                               and Member of the Board
                                               of Management

                                      MORGAN GUARANTY TRUST COMPANY
                                      OF NEW YORK, as Trustee



                                      By:    /s/ John W. Cole
                                         -----------------------
                                        Name:  John W. Cole
                                        Title: Vice President


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
STATE OF NEW YORK  )
                   ) ss.:
COUNTY OF NEW YORK )



      On the sixth day of May, 1994, before me personally came John W. Cole, to me known, who, being by me duly sworn, did depose and say that he is Vice President of MORGAN GUARANTY TRUST COMPANY of New York, one of the corporations described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors.

                                             By:   /s/ Joanne E. Ilse
                                                 -------------------------------

                                             Joanne E. Ilse
                                             Notary Public, State of New York
                                             No. 01IL5018680
                                             Qualified in Queens County
                                             Commission Expires October 4, 1995




[NOTARIAL SEAL]


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